UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2016

STAPLES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-17586	04-2896127
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA	01702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  508-253-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2016, Staples, Inc. and Ronald L. Sargent mutually agreed that Mr. Sargent will step down from the position of Chief Executive Officer of the Company effective upon completion of the 2016 Annual Meeting of Shareholders of the Company (the “Transition Date”) and will continue as an employee of the Company through the Company’s 2016 fiscal year ending on January 28, 2017 to assist in an orderly transition process.  Following the 2016 Annual Meeting, if re-elected to the Board of Directors, Mr. Sargent will continue to serve as a director and non-executive Chairman through January 28, 2017.

On May 30, 2016, the Company appointed Shira Goodman, currently President, North America Operations of the Company, as interim Chief Executive Officer of the Company, effective upon the completion of the 2016 Annual Meeting of Shareholders. Ms. Goodman, 55, has served as President, North American Operations since January 2016. Previously, she served as President, North American Commercial since February 2014, Executive Vice President of Global Growth since February 2012, Executive Vice President of Human Resources since March 2009, and Executive Vice President of Marketing since May 2001.  Prior to that, she served in various capacities since joining Staples in 1992, including Senior Vice President of Staples Direct, Senior Vice President of Brand Marketing, and Vice President of Contract & Commercial.

In connection with the above-described transition, the Company and Mr. Sargent entered into a letter agreement dated May 31, 2016 (the “Letter Agreement”) providing for certain cash payments and benefits to Mr. Sargent based substantially on the payments and benefits that would have been paid to Mr. Sargent as a result of a qualified termination under the Second Amended and Restated Severance Benefits Agreement dated March 7, 2006, as amended (the “Benefits Agreement”).

The Letter Agreement provides for the following cash payments and benefits:

•                  Continued salary and bonus opportunity, as currently in effect, for Mr. Sargent’s employment through January 28, 2017;

•                  Thereafter, monthly payments of $166,740 for 24 months; and

•                  Health insurance coverage for Mr. Sargent and his family until he reaches age 65; continued payment of  the premiums for Mr. Sargent’s existing life insurance policy and long-term care insurance policy until Mr. Sargent reaches age 65, as required by the terms of the  policies; and specified secretarial and tax preparation assistance.  The aggregate cost of these benefits to the Company is estimated to be $875,000.

The Letter Agreement provides, in accordance with the Benefits Agreement, that cash payments to be made under the Letter Agreement will be reduced if necessary so that the sum of all such cash payments does not exceed 2.99 times the sum of the Executive’s base salary plus target annual cash incentive award for fiscal 2016.

With respect to Mr. Sargent’s outstanding equity awards, the Letter Agreement confirms, in accordance with the existing terms of such equity awards, including Staples “Rule of 65” requirements (attainment of age 55 plus years of service to Staples is equal to or greater than 65), that:

•                  A pro rata portion (based on number of days employed during the applicable three-year performance period) of the 2014-15-16, 2015-16-17 and 2016-17-18 Performance Share Awards (PSAs) will be issued at the end of the applicable three-year period based on the Company’s achievement of the applicable performance metrics and application of the Total Shareholder Return (TSR) adjustment factor, which may increase or decrease by up to 25% the number of shares actually issued.  As previously disclosed, the Company achieved performance at 87.26% and 78.44% of target with respect to the tranches of such awards relating to 2014 and 2015 performance, respectively (prior to application of the  TSR adjustment factor).  Depending on the extent to which the Company achieves the annual performance objectives for 2016 with respect to the 2014-15-16 and 2015-16-17 PSAs and the three-year objectives with respect to one-third of the 2016-17-18 PSA, the aggregate payout value of these PSAs, based on the closing price of Staples Common Stock on May 25, 2016, would range from $4,012,000 to  $8,668,000 (prior to application of the TSR adjustment factor).  Mr. Sargent will not receive any shares with respect to portions of the PSAs granted with respect to 2017 or 2018 performance.

•                  The RSUs granted to Mr. Sargent in 2016 will terminate in full.

•                  All stock options held by the Executive will have fully vested prior to January 28, 2017, in accordance with the original terms of such options.

The Letter Agreement provides that Mr. Sargent will not be eligible to receive any further equity awards from the Company

The Letter Agreement contains mutual releases, subject to customary exceptions, and provides that Mr. Sargent’s non-compete agreement shall remain in effect.

A complete copy of the Letter Agreement has been filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements Exhibits.

(d)  Exhibits

99.1  Letter Agreement dated May 31, 2016 between Staples, Inc. and Ronald L. Sargent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAPLES, INC.

Date: May 31, 2016	By:	/s/ Michael Williams
Michael Williams
Executive Vice President, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter Agreement dated May 31, 2016 between Staples, Inc. and Ronald L. Sargent